Exhibit 10.1

WARRANTY AGREEMENT

BY AND BETWEEN

ARKEMA

on the one hand,

AND

TRINSEO,

on the other hand,

Dated: March 19, 2021

TABLE OF CONTENTS

Article I INTERPRETATION	2
1.1 Certain Definitions	2
1.2 Additional Definitions	11
1.3 Principles of Interpretation	12
1.4 Parties to the Agreement	13
Article II REPRESENTATIONS AND WARRANTIES OF THE SELLERS	14
2.1 Scope of the representations and warranties	14
2.2 Financial Statements	14
2.3 Changes in the Business	15
2.4 Tax Matters	15
2.5 Real Property	17
2.6 Intellectual Property	18
2.7 Compliance with Law	20
2.8 Permits	20
2.9 Environmental Matters	20
2.10 International Trade and Anti-Corruption	21
2.11 Proceedings	21
2.12 Material Contracts	22
2.13 Insurance	23
2.14 Personal Property; Title	23
2.15 Sufficiency of Assets	24
2.16 Employment Matters	24
2.17 Customers and Suppliers	27
2.18 Transactions with Affiliates	28
Article III REPAYMENT OBLIGATION	28
3.1 Repayment Obligation; Limitation on Quantum	28
3.2 Time Limits for Claims	28
3.3 Payment	29
3.4 Exclusions	29
3.5 Further Exclusions	29
3.6 Local Sale Agreements and Pre-Closing Reorganization Arrangements	30
Article IV MISCELLANEOUS	30
4.1 Termination	30
4.2 Confidentiality	30
4.3 Costs and Expenses	31
4.4 Professional Advice	31
4.5 Unforeseeability	31
4.6 Specific Performance	31
4.7 Express Waivers	31
4.8 Sellers’ Agent	31
4.9 Notices	32
4.10 Entire Agreement	33
4.11 No Third Party Rights; Assignment	33
4.12 Severability	33
4.13 Waivers and Amendments	34
4.14 Governing Law and Submission to Jurisdiction	34

i

List of Annexes and Schedules:

ii

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT, dated March 19, 2021 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is by and between:

(i)                 Arkema, a French société anonyme with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France and registered with the registry of commerce and company of Nanterre under number 445 074 685 (“Arkema”) acting in the name and on behalf of its Subsidiaries listed in Annex A (such controlled Affiliates, the “Sellers”);

on the one hand,

AND

(ii)               Trinseo S.A., a Luxembourg société anonyme with its registered offices at 26-28 rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg and registered with the registry of commerce and company of Luxembourg under number B 153549 (the “Purchaser”);

on the other hand.

RECITALS:

WHEREAS:

(A)              As of the date hereof, Arkema is engaged, indirectly through certain of its Subsidiaries, in the Business as follows:

(1)                Arkema Inc. is, among other activities, engaged in the Business, and the Business as currently conducted by Arkema Inc. is referred to as the “US Business”;

(2)                Arkema S.r.l. is, among other activities, engaged in the Business, and the Business as currently conducted by Arkema S.r.l. is referred to as the “Italian Business”;

(3)                Arkema Mexico and Arkema Mexico Servicios are, among other activities, engaged in the Business, and the Business as currently conducted by Arkema Mexico and Arkema Mexico Servicios is referred to as the “Mexican Business”;

(4)                Altuglas International Denmark A/S, a Danish company with its registered offices at Industrivej 16, 9700 Brønderslev, Denmark, registered with the registry of commerce and companies of Denmark (CVR-registeret) under number 12505078 (“Altuglas International Denmark”) is exclusively engaged in the Business;

(5)                Altuglas International SAS, a French société par actions simplifiée with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France, registered with the registry of commerce and companies of Nanterre under number 388 432 171 (“Altuglas International”) is exclusively engaged in the Business;

(6)                certain Subsidiaries of Arkema that are listed in Annex B (the “Distribution Entities”) are, among other activities, engaged in the sale of Products as distributor or agent; and

(7)                Arkema France holds the Intellectual Property Rights identified in Annex C (collectively, “Transferred Intellectual Property”).

(B)               It is contemplated that, as part of the Pre-Closing Reorganizations:

(1)                Arkema Inc., Arkema Mexico, Arkema Mexico Servicios and Arkema S.r.l. will, prior to the Closing, transfer all their assets, properties and rights used primarily in the conduct of, respectively, the US Business, the Italian Business and the Mexican Business other than the Excluded Assets (as described in the SPA the “Transferred Assets”), and all of their liabilities to the extent related thereto other than the excluded liabilities (as described in the SPA, the “Transferred Liabilities”) to, respectively, US NewCo, Mexican NewCo and Italian NewCo; and

(2)                Italian NewCo and Altuglas International will make employment offers to certain employees of the Distribution Entities dedicated to the Business (as described in the SPA).

(C)              Arkema, the Sellers and the Purchaser have entered into a Share Purchase Agreement, dated even-date herewith (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “SPA”), providing for the sale by the Sellers to the Purchaser of the Transferred Shares and the Transferred Intellectual Property in accordance with the terms and conditions set forth in the SPA (the “Transaction”).

(D)              In connection with the sale of the Transferred Shares and the Transferred Intellectual Property pursuant to the SPA, the Sellers have agreed to give the representations and warranties set out in this Agreement for the sole purpose of the subscription of the W&I Insurance Policy by the Purchaser with the W&I Insurers.

NOW, THEREFORE, the Parties do hereby agree as follows:

Article I
INTERPRETATION

1.1               Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

“Accounting Principles” means (a) the principles specifically set forth in Part 1 of Annex F, (b) the accounting policies, principles, practices, evaluation rules and procedures, methods and bases applied by Arkema and its Subsidiaries in their group consolidation accounts as of December 31, 2019, as described in Part 3 of Annex F and (c) to the extent not covered by (a) and (b), in accordance with IFRS. For the avoidance of doubt, clause (a) shall take precedence over clause (b);

“Affiliate” when used with reference to a specified Person, means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person; for the purpose of this Agreement, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that:

(i)        with respect to the Sellers, the ultimate controlling Person of the Sellers shall be deemed to be Arkema; and

(ii)        the Transferred Companies shall be deemed to be Affiliates of the Sellers until the Closing and to be Affiliates of the Purchaser immediately after the Closing;

“Ancillary Agreements” means, collectively, the agreements identified in Annex G of the SPA;

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, as applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010;

“Arkema Group” means the group of companies composed of Arkema and its Subsidiaries (other than the Transferred Companies);

“Arkema Korea” means Arkema Co. Ltd, a South Korean company with its registered offices at 7F, 21 Gukhoe Daero 62 Gil- Yeongdeungpo-GU Seoul 07236 South Korea, registered with the Commercial Registry of Seoul under number 10111-0921167;

“Benefit Plan” means:

(i)                 any severance agreements or other Contracts providing for compensation of the Eligible Transferred Employees in case of termination of employment or completion of the Transaction;

(ii)               any “employee benefit plan” (as defined in Section 3(3) of ERISA); or

(iii)             any (u) employment, individual consulting, retention, change in control or separation Contract or arrangement (v) bonus, incentive or profit sharing plans or arrangements, (w) company savings plans or arrangements, (x) equity or equity-based or stock purchase or stock option plans or arrangements, (y) pension or retirement plans or arrangements, or (z) health, welfare, paid time off, fringe, severance, retiree or post-termination health or welfare, or any other, working conditions, benefit or compensation plans, policies, programs, agreements or arrangements; which are, in each case, (1) sponsored or maintained by any Seller or any of their Affiliates and covering Eligible Transferred Employees, (2) sponsored, maintained, contributed to (or required to be contributed to) by any Transferred Company, or (3) under, or with respect to which, any Transferred Company has any current or contingent liability or obligation, except, in all cases, plans or arrangements (x) sponsored or maintained by a Governmental Authority or (y) which are no more favourable in any material respect than the minimum requirements or standards imposed under applicable non-U.S. Law;

“Brazilian Distribution Agreement” means the distribution agreement to be entered into on the Closing Date by and between Arkema Quimica, on the one hand, and Italian NewCo and US NewCo, on the other hand, pursuant to which Arkema Quimica will act as exclusive distributor of the Products in Brazil, substantially in the form set forth in Annex G-28 in the SPA;

“Business” means the business of researching, developing, manufacturing, regenerating, marketing, distributing and selling the Products, but excluding (i) the Retained Business and (ii) the activities conducted at Arkema Group’s research centers;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in (i) Bristol, Pennsylvania, USA, (ii) Louisville, Kentucky, USA, (iii) King of Prussia, Pennsylvania, USA, (iv) Milan, Italy, (v) Mexico City, Mexico, (vi) Paris, France, (vii) Copenhagen, Denmark and (viii) Luxembourg City, Luxembourg;

“Business Plan” means each Benefit Plan (i) sponsored or maintained by a Transferred Company or (ii) substantially covering Eligible Transferred Employees or any other current or former employees, officers, directors or individual service providers of the Business, and in each case for which a Transferred Company or the Purchaser will have liability following the Closing;

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance (including Internal Revenue Service Notice 2020-22) published with respect thereto by any Governmental Authority and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative;

“Closing” means the completion of the sale of the Transferred Shares and the Transferred Intellectual Property in accordance with the terms of the SPA;

“Closing Date” means the date of the Closing;

“Computer Systems” means the software and the computer systems, servers, hardware, firmware, middleware, networks, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, information technology equipment and related items of automated and computerized systems, including any outsourced systems and processes (e.g., hosting locations);

“Confidentiality Agreement” means that certain confidentiality letter agreement dated July 9, 2020 entered into by the Purchaser and Arkema France;

“Contract” means any contract, agreement, obligation, promise, commitment or other undertaking;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, or related, associated or similar epidemics, pandemic or disease outbreaks;

“Damages” means any damages, losses or costs (including reasonable attorney's or other advisors' fees and expenses) but excluding any damages or losses which are contingent, potential, indirect, consequential or punitive, any loss of future revenues, income or profits (manque à gagner) or any loss of opportunity (perte d’une chance)); it being specified that no price/earnings or similar multiplier or valuation factor (whether or not implicit in the Purchase Price) shall be used for purposes of computing the amount of any Damages suffered by the Purchaser or any of the Transferred Companies;

“Danish Tax Integration Group” means the Danish corporate income tax integration group (national sambeskatning) whose administration company is A/S LIP Bygningsartikler. Nørre Aaby, a Subsidiary of Arkema;

“Data Room” means the electronic data room hosted by Merrill Corporation to which the Purchaser and its representatives and advisors had access under the name “Mallarmé” from October 9, 2020 to December 10, 2020 (included) and, with respect to folder 23 (Ronsard) only, December 12, 2020 (included);

“Data Room Documentation” means all documents, material and information of any nature whatsoever disclosed to the Purchaser, its advisors, representatives or employees in the Data Room, a list of which is attached as Annex I; it being specified that all the Data Room Documentation has been copied onto a series of secured individual storage devices (the “Storage Devices”) of which (x) one set has been provided to the Purchaser on the Put Option Date, (y) one set has been retained by the Sellers’ Agent on the Put Option Date and (z) one set has been delivered jointly by the Purchaser and the Sellers’ Agent to the notarial office of Rémi Canales, located at 137, rue de l'Université, 75007 Paris, France, on the date hereof;

“Data Security Requirements” means, collectively, (i) each Transferred Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and (iii) Contracts that each Transferred Company has entered into or by which they are bound; in each case relating to (a) confidential or sensitive information, (b) personally identifiable information, or (c) other information protected by privacy or security laws, or security breach notification requirements;

“Disclosed Information” means, collectively, the Information Memorandum, the VDD Reports, the Data Room Documentation and the Q&A Answers, as well as any other written material and information all of which as included in the Storage Devices;

“Eligible Transferred Employees” means, collectively, (i) the employees of Arkema Inc. (including the US Employees), Arkema S.r.l. and Arkema Mexico Servicios dedicated primarily to, respectively, the US Business, the Italian Business and the Mexican Business, on and as of the Put Option Date, (ii) the employees of the Distribution Entities dedicated to the Business identified in Annex N to the SPA, (iii) the employees of Altuglas International and Altuglas International Denmark on and as of the Put Option Date and (iv) the Other Business Employees;

“Elium Products” means the liquid reactive thermoplastic acrylic resins which may include MMA) which is used in conjunction with fibers (carbon fiber, glass fiber or any other fiber) to produce composite product;

“Encumbrance” means any pledge of real or personal property, lien, right of retention, charge, ownership right or other security or similar third party right (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature restricting the ownership or transfer of the relevant asset or right and excluding, for the avoidance of doubt: (i) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the Transferred Companies, and (ii) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates;

“Entity” means any company, partnership (limited or general), joint venture, trust, investment fund, association, economic interest group or other organization, enterprise or entity (in all cases granted or not with the legal personality (personnalité morale));

“Environment” means ambient air, indoor air, soil gas, surface water, groundwater, land surface, subsurface strata and soil, and any other environmental media, and natural resources, as well as any living organism and ecological system supported by those media;

“Environmental Law” means any Law or Judgment related (i) to protection of the Environment or human health and safety (including public safety and product safety and chemical control (e.g., REACH) Laws, Laws regulating noise levels and other nuisances, and occupational health and safety Laws pertaining to exposures to Hazardous Materials and matters relating to occupational accidents or illnesses (accidents du travail ou maladies professionnelles)), (ii) to minimization, prevention, punishment, or remediation of the consequences of actions or omissions that damage or threaten the Environment or (iii) to regulation of the use, handling, transportation, storage, disposal or arranging for disposal, release, dumping and destruction of, or exposure to, Hazardous Materials; all of the foregoing including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and the Resource Conservation and Recovery Act (RCRA) and their foreign, state and local counterparts as well as any requirement, standard, or Governmental Authorization enforceable by a Governmental Authority for protection of the Environment;

“Environmental Liabilities” mean any Liabilities (including investigatory, corrective or remedial obligations or any Liabilities for property damages, natural resource damages, costs of environmental remediation, costs of operation and maintenance of any remedial systems, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities) arising under or related to Environmental Law, including those directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, manufacture, distribution, handling, transportation, disposal or arrangement for disposal, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement to the extent Liability is assumed or imposed with respect to any of the foregoing;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Excluded Assets” means the assets, properties and rights excluded from the definition of “Transferred Assets” in the SPA;

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation;

“Fairly Disclosed” means disclosed in such a manner reasonably apparent to allow a Third Party, acting reasonably, to identify in a clear manner the nature and scope of the fact, matter or event disclosed;

“French Tax Integration Group” means the French corporate income tax integration group (groupe d’intégration fiscale IS) whose parent company is Arkema under the French tax integration group agreement (convention d’intégration fiscale) entered into between Arkema and Altuglas International on January 1, 2014 (the “French Tax Integration Agreement”);

“Government Official” means any officer or employee of a Governmental Authority or any person acting in an official capacity for, or on behalf of, any such Governmental Authority;

“Governmental Authority” means any domestic, foreign or supranational court or other judicial authority or governmental, administrative, arbitral or regulatory body, department, agency, commission, bureau or other authority (including any industry or other self-regulating body);

“Governmental Authorization” means any approval, consent, permit, registration, ruling, license, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Hazardous Materials” means any substance, material, waste or compounds (including any substance which is regulated or classified under any applicable Environmental Laws as mutagenic or carcinogenic or otherwise classified as a physical, health or environmental hazard under any applicable Environmental Laws), for which liability or standards of conduct may be imposed, or the presence of which may require investigation, prevention, regulation, reduction, or remedy under any Environmental Laws, including those substances or compounds which are identified as “hazardous waste”, “hazardous substance”, “hazardous material”, “dangerous material”, “toxic substance”, “hazardous constituent”, waste, pollutant or contaminant under any applicable Environmental Laws, and including asbestos, radioactive materials, petroleum and petroleum products, polychlorinated biphenyls (PCBs), per- and poly fluoroalkyl substances (PFAS) and derivatives;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“Information Memorandum” means the Information Memorandum relating to the Transaction dated October 2020 prepared by Arkema as included in the Storage Devices;

“Intellectual Property Right” means all intellectual property and associated rights, worldwide, whether registered or unregistered, including (i) all inventions (whether or not patentable or reduced to practice), utility models, industrial designs, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, and patents, patent applications and patent disclosures and improvements thereto, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues, re-examinations and statutory invention registrations therefor and any foreign equivalents of the foregoing (“Patents”), (ii) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and any other indicia of origin, and all applications, registrations and renewals in connection therewith, and together with all of the goodwill associated therewith (“Trademarks”), (iii) all works of authorship (whether or not copyrightable), all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets, technologies, know-how, confidential or proprietary information or rights, and other rights in confidential and other nonpublic information that, in each case, derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Know-How”), (v) all rights in computer programs, software, data, databases, database rights, and collections of data, and (vi) all rights associated with each of the foregoing in any jurisdiction (including all rights in any jurisdiction to collect royalties, products and proceeds with respect to any of the foregoing, and to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing, and all rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith);

“IP Short Form Assignment Agreement” means the IP Short Form Assignment Agreement substantially in the form set forth in Annex L in the SPA;

“Judgment” means any award, decision, injunction, judgment, order, or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator or arbitral tribunal;

“Knowledge of the Sellers”, or words to similar effect, means the actual knowledge of the persons listed on Part 1 of Annex E after due inquiry of the persons listed on Part 2 of Annex E;

“Law” means any law, statute, regulation, rule, ordinance, treaty, code, order or decree of any Governmental Authority or common law (including any judicial or administrative interpretation thereof) in force;

“Local Sale Agreements” means, collectively, the agreements identified in Annex M in the SPA;

“NewCos” means, together, Italian NewCo, Mexican NewCo and US NewCo;

“ordinary course of business” (or similar expression) means the ordinary course of the operations of the Transferred Companies or the Business consistent with past practices and conduct (including any Covid Actions (as this term is defined in the SPA));

“Organizational Documents” means when used with respect to (i) any company or other incorporated Entity, the memorandum and articles of association, charter, bylaws, or similar constitutive document of such company or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, if applicable, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Other Business Employees” means, collectively, the employees currently employed or who will be employed on the Closing Date by Arkema France or any member of the Arkema Group and who are primarily dedicated to the Business; a list of the Other Business Employees employed as of the Put Option Date is included in Annex H to the SPA (which list may be updated by the Sellers' Agent between the Put Option Date and the Closing Date to reflect departure and replacement of any such Persons prior to the Closing Date);

“Other Transferred Intellectual Property” means all Intellectual Property Rights owned by Arkema Inc., Arkema Mexico and Arkema S.r.l. that are used primarily in the operation or conduct of, respectively, the US Business, the Mexican Business or the Italian Business;

“Parties” means, collectively, the Sellers and the Purchaser;

“Permitted Encumbrance” means (i) any Encumbrance for Taxes or other charges due and payable by any of the Transferred Companies to any Governmental Authority which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established to the extent required by the Accounting Principles, (ii) any retention of title provision applicable to any machinery, equipment or inventory purchased by any of the Transferred Companies, (iii) any Encumbrances to secure worker’s compensation obligations or other similar obligations or any other statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business, (v) with respect to any Intellectual Property Right, any non-exclusive out-bound license granted on such Intellectual Property Right granted in the ordinary course of business and (vi) with respect to Real Estate Property, any (x) zoning, building code, planning entitlement and other land use and Environment Law regulating the use or occupancy of any Real Estate Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Estate Property which are not violated by the current use or occupancy of such Real Estate Property or the operation of the Business thereon, (y) Encumbrance arising by operation of Law, or (z) such other imperfections or irregularities in title, charges, easements, rights of way, survey exceptions, reciprocal easement agreements, restrictions and other customary encumbrances on title to the Real Estate Property, which, in each case, does not materially impair the transferability or use or occupancy of the relevant asset by any of the Transferred Companies in the conduct of its business as conducted on the Put Option Date;

“Person” means a natural person, Entity, or Governmental Authority;

“Pre-Closing Reorganization Arrangements” means, collectively, the Contracts to be entered into by the Sellers or their relevant Affiliates for the purpose of the transfer of the Transferred Assets and the Transferred Liabilities as part of the Pre-Closing Reorganizations identified in Annex N in the SPA;

“Pre-Closing Reorganizations” means, collectively, the transactions described in Annex N in the SPA;

“Proceeding” means any litigation, arbitration, dispute, Tax audit or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority;

“Products” means (i) Methyl MethAcrylates (“MMA”) products and (ii) (a) Polymethyl MethAcrylates (“PMMA”) molding compounds (also referred to as “resins”) and (b) PMMA sheets;

“Purchase Price” means the consideration for the Transferred Shares and the Transferred Intellectual Property determined in accordance with the provisions of the SPA;

“Put Option Agreement” means the put option agreement entered into on the Put Option Date between the Purchaser as “Purchaser” and Arkema as “Beneficiary” relating to the Transaction;

“Put Option Date” means December 14, 2020;

“Q&A Answers” means the answers provided by or on behalf of any of the Sellers or the Transferred Companies, their advisors, representatives or employees to the queries of the Purchaser or its advisors in connection with the information set out in the Data Room or the VDD Reports or during site visits or Q&A sessions, all of which as included in the Storage Devices;

“Real Estate Property” means any real property, together with all buildings, fixtures and improvements erected thereon, and other interests in, real property;

“Records” means any and all contracts, books, registers, minutes, accounts, financial, accounting or tax information and documents, or other documents or written data maintained by an entity within the frame of its activities;

“Remaining Intragroup Agreements” means the Intragroup Agreements identified as remaining in force after Closing in Annex J in the SPA;

“Retained Business” means:

(i)                 (x) the business of developing, manufacturing and regenerating PMMA Products in the South Korean Plant, for so long as such plant remains operational and owned by Arkema or an Affiliate of Arkema and (y) the business of marketing, distributing and selling the PMMA Products manufactured in the South Korean Plant as currently conducted by Arkema Korea;

(ii)               the business of developing, manufacturing, regenerating, recycling, marketing, distributing and selling Elium Products (including the agreements related thereto);

(iii)             the business to the extent related to all 3D printing inventions relating to transparent materials (other than such materials that are limited to PMMA); and

(iv)              the business of distributing Products by Arkema Quimica pursuant to, and in accordance with, the terms and conditions set forth in the Brazilian Distribution Agreement;

“Sanctioned Country” means any country or region that is or in the last three (3) years has been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine);

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; (ii) any Entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union;

“Seller Plan” means any Benefit Plan other than a Business Plan;

“South Korean Plant” means the manufacturing plant of Arkema Korea located in Jinhae, South Korea;

“Subsidiaries” when used with reference to a specified Person, means any Entity which is controlled (as this term is defined in the definition of Affiliate) by such Person;

“Tax” or “Taxes” means any tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge of any kind, whether payable directly or by withholding, including any income, net or gross receipts, estimated, alternative minimum, windfall profit, value added, registration, franchise, stamp, capital, real property, personal property, sales, use, transfer, escheat, abandoned property, environmental, customs, professional, payroll, employment, social security and housing or gains charges, taxes or assessments (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), together with any interest, penalties or additions with respect thereto, imposed by or due to any Governmental Authority of competent jurisdiction or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, tariff, duty, impost, assessment, deficiency, fee or other governmental charge;

“Tax Integration Groups” means, collectively;

(i)	the Danish Tax Integration Group; and

(ii)	the French Tax Integration Group;

“Tax Return” means any return, declaration, report, estimate, form, schedule, information statement, notice or other documentation (including any additional or supporting material) filed or maintained, submitted or required to be filed, submitted or maintained, in connection with the calculation, determination, assessment, collection or payment of any Tax;

“Transaction Documents” means this Agreement, the SPA, the Pre-Closing Reorganization Arrangements and the Ancillary Agreements, as well as all any other ancillary agreement to be entered into between the Parties pursuant to, or any document or instrument to be delivered by any of the Parties in accordance with, the terms of this Agreement, the SPA, any Pre-Closing Reorganization Arrangement or any Ancillary Agreement;

“Transferred Companies” means (i) the NewCos, (ii) Altuglas International Denmark and (iii) Altuglas International.

“Transferred Shares” means the shares composing the entire share capital of the Transferred Companies.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the US Tax Code.

“US Tax Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Updated Disclosure” shall have the meaning given to this term in the Put Option Agreement;

“VDD Reports” means:

(i)       the “Project Mallarmé, Final due diligence report, Volume I: Financial” prepared by Deloitte dated September 16, 2020, its addendum dated October 1st, 2020 and the additional addendum dated November 3, 2020 (the “Financial VDD Report”);

(ii)       the “Project Mallarmé, Final due diligence report, Volume II: Standalone organization” prepared by Deloitte dated September 16, 2020;

(iii)       the “Project Mallarmé - Carve-out Tax Memorandum” prepared by PwC dated October 7, 2020;

(iv)       the “Project Mallarmé - Draft Tax Vendor Due Diligence Report” prepared by PwC dated October 16, 2020;

(v)       the Phase I Environmental Site Assessment reports prepared by ERM and Golder contained in folders 16.3 and 16.4 of the Data Room; and

(vi)       the “Project Mallarmé: outside-in PMMA/MMA market perspective” report prepared by McKinsey & Company dated April 17, 2020 and partially updated on June 30, 2020 and the “COVID-19 Mobility Outlook” prepared by McKinsey & Company dated June 22, 2020; all of which as included in the Storage Devices;

“W&I Insurance Policy” means the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurers in respect of the representations and warranties made by the Sellers under this Agreement; and

“W&I Insurers” means, severally and not jointly, QBE Europe SA/NV, HDI Global Specialty SE, Arch Insurance (EU) DAC, Allianz Global Corporate & Specialty (Spanish Branch), Starr Europe Insurance Limited, XL Insurance Company SE.

1.2               Additional Definitions. Each of the following additional terms has the meaning assigned thereto in the Section or Annex indicated below opposite such term:

Term	Section or Annex

“Agreement”	Parties’ presentation
“Altuglas International”	Recitals (A)(5)
“Altuglas International Denmark”	Recitals (A)(4)
“ Annual Accounts”	2.2(a)
“Arkema”	Parties’ presentation
“Arkema BV”	Annex B
“Arkema Canada”	Annex B
“Arkema Czech”	Annex B
“Arkema Europe”	Annex A
“Arkema France”	Annex A
“Arkema GmbH”	Annex B
“Arkema Hungary”	Annex B
“Arkema Inc.”	Annex A
“Arkema Mexico”	Annex A
“Arkema Mexico Servicios”	Annex A
“Arkema Poland”	Annex B
“Arkema Quimica”	Annex B
“Arkema S.r.l.”	Annex A
“Benefit Plan”	2.16(f)
“Bostik Ltd”	Annex B
“Distribution Entities”	Recitals (A)(6)
“Dispute”	4.14(b)
“Employee / Contractor IP Agreement”	2.6(a)
“Financial VDD Report”	definition of VDD Reports
“Foreign Plan”	2.16(p)
“ICC Court”	4.14(b)
“IP Agreements”	2.6(d)
“Italian Business”	Recitals (A)(2)
“Interim Accounts”	2.2(a)(iii)

“Know-How”	definition of Intellectual Property Rights
“Leased Real Property”	2.5(b)
“Material Contracts”	2.12(a)
“Mexican Business”	Recitals (A)(3)
“MMA”	definition of Product
“Other Agreements”_	3.6
“Owned Real Property”	2.5(a)
“Patents”	definition of Intellectual Property Right
“PBGC”	2.16(p)
“PMMA”	definition of Product
“Proforma Accounts”	2.2(a)
“Purchaser”	Parties’ presentation
“Registered IP Rights”	2.6(a)
“Rules”	4.14(b)
“Sellers”	Parties’ presentation
“Sellers’ Agent”	4.8(a)
“Significant Customers”	2.12(a)(vi)
“Significant Suppliers”	2.12(a)(vii)
“SPA”	Recitals (C)
“Storage Devices”	definition of Data Room Documentation
“Title IV Plan”	2.16(o)(i)
“Trade Control Laws”	2.10(a)
“Trademarks”	definition of Intellectual Property Right
“Transaction”	Recitals (C)
“Transferred Assets”	Recitals (B)(1)
“Transferred Intellectual Property”	Recitals (A)(7)
“Transferred Liabilities”	Recitals (B)(1)
“US Business”	Recitals (A)(1)

1.3               Principles of Interpretation. In this Agreement:

(a)                All references herein to Articles, Sections, Annexes and Schedules shall be deemed references to articles and sections of and annexes and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Sections, Annexes and Schedules are inserted for convenience only, and shall have no legal effect.

(b)                The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include the same.

(c)                The following rules of interpretation shall apply unless the context shall require otherwise:

(i)                 Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii)               Whenever used in this Agreement:

(A)              the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(B)              the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article, Section or subsection in which the reference appears; and

(C)              except when used with the word “either”, the word “or” may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”).

(iii)             A reference to a specific time of day shall be to local time in Paris, France.

(iv)              A reference to any Party to this Agreement or any other agreement or document includes such Party’s successors and permitted assigns.

(v)                A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)              A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.

(vii)            The dispositions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in Article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(viii)          A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party’s benefit, and to the fullest extent permitted by applicable Law, each of the Parties expressly waives the benefits of Article 1602 of the French Civil Code.

(ix)              Any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(x)                An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an “obligation de moyens”.

1.4               Parties to the Agreement.

(a)                Arkema shall procure that each of the Sellers shall duly fulfil its respective obligations under this Agreement and shall be jointly and severally liable of such obligations vis-à-vis the Purchaser.

(b)                Each Seller is hereby acting severally but not jointly (de manière conjointe mais non solidaire).

Article II
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

2.1               Scope of the representations and warranties. The Sellers hereby represent and warrant as of the Put Option Date, the date of this Agreement and as of the Closing Date (except for such representations which are expressly made as of a specific date and are therefore made as of such date only) to the Purchaser as follows; it being specified that:

(a)                for the purpose of the representations and warranties set forth in this Article II (other than in Section 2.16) and the defined terms used therein the term “Transferred Companies” shall be deemed to also include, until completion of the relevant Pre-Closing Reorganization in accordance with the SPA, the following Entities in addition to the other Transferred Companies:

(i)                Arkema Inc. but only to the extent it relates to the conduct of the US Business;

(ii)               Arkema Mexico but only to the extent it relates to the conduct of the Mexican Business;

(iii)              Arkema S.r.l. but only to the extent it relates to the conduct of the Italian Business; and

(b)                for the purpose of the representations and warranties set forth in Section 2.16 (and the defined terms used therein):

(i)                  the term “Transferred Companies” shall be deemed to include with respect to any Eligible Transferred Employee, the relevant member of the Arkema Group which is the employer of such Eligible Transferred Employee (i) on the date on which the representations and warranties are made or (ii) for the period to which the representations and warranties refer to; and

(ii)                for representations and warranties set forth in Section 2.16 made on the Closing Date, the term “Eligible Transferred Employee” shall be limited to the Persons who are actually employed by the Transferred Companies as of the Closing Date;

(c)                for the purpose of the representations and warranties set forth in Section 2.4 (Tax Matters) (and the defined terms used therein), the term “Tax” shall be deemed to exclude any corporate income Tax, CVAE and similar Taxes, with respect to Arkema Inc., Arkema Mexico and Arkema S.r.l., except to such extent that the Transferred Companies could be liable or responsible for such Taxes as a transferee or successor, by Contract or operation of Law.

2.2               Financial Statements.

(a)                The Section 16.1. of the Data Room Documentation and, for the Audited Accounts, the Storage Devices, contain a copy of:

(i)                 the audited combined financial statements of the Business for the years ended December 31, 2019 and December 31, 2018 (the “Audited Accounts”) (which are also attached Schedule 2.2(a)(i));

(ii)               the unaudited combined pro forma (i) income statement down to EBITDA, (ii) capital employed (including fixed assets, trade working capital, non-trade working capital, provisions for risks and charges and provisions for pensions) and (iii) free cash flow of the Business as at December 31, 2018 and December 31, 2019 (for the 12-month periods ended at such dates) (the “Annual Accounts”), and

(iii)             the unaudited combined pro forma (i) income statement down to EBITDA, (ii) capital employed (including fixed assets, trade working capital and provisions for risks and charges, but excluding, for the avoidance of doubt, non-trade working capital and provisions for pensions) and (iii) free cash flow of the Business as at June 30, 2020 and September 30, 2020 (for the 6-month and 9-month period ended at such dates, respectively) (the “Interim Accounts” and collectively with the Annual Accounts, the "Proforma Accounts").

(b)                The Audited Accounts have been audited by KMPG S.A. and Ernst & Young Audit and have received an unqualified opinion. The Audited Accounts present fairly, in all material respects, the assets and liabilities and the financial position of the Business as of December 31, 2019 and December 31, 2018 and the results of its operations for the years then ended in accordance with IFRS.

(c)                The Proforma Accounts (i) were prepared on the basis of internal management accounts of the Business in accordance with (a) the Accounting Principles and (b) certain pro forma adjustments that are described in the Financial VDD Report, consistently applied, and (ii) subject to the Accounting Principles, give a fair representation of the assets, liabilities and EBITDA of the Business as a going concern.

(d)                Except as disclosed in Schedule 2.2(d), the Interim Accounts were prepared with due care and good faith, in accordance with the same accounting policies, principles, practices, categorisations and monthly reporting procedures as applied in the Annual Accounts.

2.3               Changes in the Business. Except as disclosed on Schedule 2.3, from and including January 1, 2020, each of the Transferred Companies has conducted its business, and the Business has been conducted, in the ordinary course of business and has not taken any of the actions described in Section 6.3(a) and (b) of the SPA that would have required the consent of the Purchaser if such action were to be taken between the date hereof and the Closing Date.

2.4               Tax Matters. Except as disclosed on Schedule  2.4:

(a)                each of the Transferred Companies has properly and timely filed or caused to be filed with the appropriate Governmental Authorities all income and other material Tax Returns that were required to be filed by or on behalf of such Person, and each such Tax Return was and is complete and correct in all material respects;

(b)                all income and other material Taxes required to be paid by, on behalf of or in respect of the Transferred Companies or in respect of the Transferred Assets have been timely and properly paid in full;

(c)                there are no pending or, to the Knowledge of the Sellers, threatened in writing audits, investigations or other Proceedings relating to the assessment or collection of Taxes for which any of the Transferred Companies may be liable, and no claim for assessment or collection of Taxes relating to any of the Transferred Companies that is or may become payable by it has been notified in writing to any of the Transferred Companies by any Governmental Authority;

(d)                none of the Transferred Companies (i) has been a member of any tax integration group filing a consolidated, affiliated, combined or similar Tax Return (other than any of the Tax Integration Groups or a tax integration group the common parent of which was any of the Transferred Companies), (ii) has any liability for the Taxes of any Person (other than any of the Transferred Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), or (iii) has any liability for Taxes of any other Person as a transferee or successor, by Contract or otherwise by reason of applicable Law;

(e)                there are no Encumbrances for Taxes on the assets of any of the Transferred Companies, except for Encumbrances for Taxes not yet delinquent or for Tax the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by the Accounting Principles;

(f)                 none of the Transferred Companies has waived any statute of limitations or agreed to any extension of time in respect of the assessment or deficiency for any income or other material Taxes beyond the date hereof;

(g)                each of the Transferred Companies maintains complete and accurate Records in relation to Tax as required by all relevant Laws in all material respects and keeps all documents required to justify any right, exemption or advantage in relation to Taxes;

(h)                all material amounts required to be collected or withheld by any of the Transferred Companies with respect to Taxes have been duly collected or withheld and any such amounts that were required to be remitted to any Governmental Authority have been duly remitted and each of the Transferred Companies has complied with all information reporting and withholding requirements in connection with material amounts paid or owing to any employee, independent contractor or other third party;

(i)                 none of the Transferred Companies is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the US Tax Code and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law) or any other transaction or arrangement that was intended to avoid or evade Tax in any jurisdiction that would require disclosure or registration with any Governmental Authority;

(j)                 no ruling or concession from any Governmental Authority with respect to Taxes has ever been requested by or on behalf of any of the Transferred Companies;

(k)                none of the Transferred Companies has received from any Governmental Authority in a jurisdiction where such Transferred Company has not filed a Tax Return, a notice claiming that such Transferred Company is subject to Tax by such jurisdiction and, to the Knowledge of the Sellers, there is no such assertion threatened in writing, in each case, which claim or assertion has not yet been resolved;

(l)                 all intercompany transactions between any combination of the Transferred Companies or between any combination of the Transferred Companies and the Arkema Group have been conducted on terms commensurate with third-party terms in substantial compliance with the principles of Section 482 of the US Tax Code (or any similar provision of state, local or non-U.S. law) and have complied with applicable rules relating to transfer pricing (including the filing or retention of all required transfer pricing reports or records) in all material respects;

(m)              except with respect to the Tax Integration Groups (from which the relevant Transferred Companies will exit on the Closing Date), none of the Transferred Companies is a party to any Tax allocation or Tax sharing agreement or any other agreement relating to the sharing, reallocation or transfer of liabilities to Tax, or to the payment of Taxes to a Governmental Authority (other than commercial agreements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes) with any Person;

(n)                no Taxes of any Transferred Companies (including the employer and employee portion of any payroll Taxes) have been deferred under the Cares Act (or any similar state, local or non-U.S. Law);

(o)                Schedule 2.4(o) sets forth (i) the U.S. federal income Tax classification of each of the Transferred Companies as of the Put Option Date and (ii) all elections made with respect to any of the Transferred Companies under Treasury Regulations Section 301.7701-3 on or prior to the Closing Date.

2.5               Real Property.

(a)                Schedule 2.5(a) sets forth a complete list of all Real Estate Properties owned by any of the Transferred Companies (the “Owned Real Property”) on the Put Option Date. Except as disclosed on Schedule 2.5(a):

(i)                 each of the Transferred Companies has valid and marketable fee simple title to the Owned Real Property shown on such Schedule, free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)               to the Knowledge of Sellers, the Owned Real Properties, including all installations, are lawfully constructed and used in compliance with all licenses, permits, authorizations, approvals, public regulations, easements and applicable zoning and local plans, and are not the object of any pending order, time limitation or unsettled claim from any public authority, and the Real Properties are adequately fit for their current use and are in reasonably good operating condition, normal wear and tear excepted;

(iii)             there are no leases, subleases, licenses, concessions, or other written agreements, granting to any third parties the right of use or occupancy of any portion of the Owned Real Property shown on such Schedule;

(iv)              other than the right of Purchaser pursuant to this Agreement or as provided for under applicable Law, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(v)                none of the Transferred Companies is a party to any agreement or option to purchase any real property or interest therein;

(vi)              to the Knowledge of the Sellers, the Owned Real Property, including all material installations thereon, are lawfully constructed and used in material compliance with all applicable licenses, permits, authorizations, approvals, public regulations, easements and applicable zoning and local plans, and are not the object of any unsettled claim from any Governmental Authority which, if let unsettled, would have a material adverse effect on the Owned Real Property; and

(vii)            all material Governmental Authorizations required for the current use of the Owned Real Property have been obtained and are in full force and effect.

(b)                Schedule 2.5(b) sets forth a complete list of all Real Estate Properties leased by any of the Transferred Companies (the “Leased Real Property”) on the Put Option Date. Except as disclosed on Schedule 2.5(b):

(i)                 assuming valid title in the lessor of such real property, each of the Transferred Companies has the right to occupy and use all Leased Real Property shown on such Schedule as leased by it, in accordance with the terms of the lease to which such Transferred Company is a party;

(ii)               as of the Put Option Date, no party to any such lease of Leased Real Property has given any of the Transferred Companies written notice of: (i) any material increase after the Put Option Date in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the Put Option Date; (iii) any material variation or termination after the Put Option Date of any such lease; or (iv) any claim with respect to any breach or default under any such lease;

(iii)             none of the Transferred Companies has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(iv)              none of the Transferred Companies has collaterally assigned or granted any other security interest in such lease or any interest therein; and

(v)                no consent to the consummation of the Transaction is required from the lessor of any such Real Estate Property.

2.6               Intellectual Property.

(a)                Schedule 2.6(a) sets forth a complete list of (i) all registered or issued Intellectual Property Rights and applications therefor included in the Transferred Intellectual Property and (ii) all registered or issued Intellectual Property Rights and applications therefor included in the Other Transferred Intellectual Property, as of the Put Option Date (the “Registered IP Rights”). Except as disclosed in Schedule 2.6(a), the Registered IP Rights are subsisting and valid.

(b)                The Transferred Intellectual Property and the Other Transferred Intellectual Property, when taken together with the Intellectual Property Rights to be licensed or otherwise made available pursuant to any Ancillary Agreement, constitute all of the Intellectual Property Rights owned by the Sellers and the Transferred Companies and their Affiliates and used to conduct the Business in all material respects as conducted on the Put Option Date and as of the Closing Date.

(c)                Except as disclosed on Schedule  2.6(c):

(i)                 the Transferred Companies and Arkema France are the sole and exclusive owners of all right, title and interest in and to the Transferred Intellectual Property and Other Transferred Intellectual Property, including the Registered IP Rights indicated in Schedule  2.6(a), free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)               the Transferred Companies have a valid license to use (including, as of the Put Option Date and the date hereof, through license agreements granted by Arkema France with respect to the Transferred Intellectual Property and, as of the Closing Date, through the Ancillary Agreements), all the Intellectual Property Rights which are used to conduct the Business in all material respects as conducted by the Transferred Companies on the Put Option Date and as of the Closing Date;

(iii)             (x) to the Knowledge of the Sellers, the conduct of the Business by the Transferred Companies does not infringe, misappropriate or otherwise violate, and has not, during the last two (2) years preceding the Put Option Date, infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by a third party; and (y) no Transferred Company has received, during the last three (3) years preceding the Put Option Date, any written claim (A) contesting or challenging the validity, enforceability, patentability, registerability, use or ownership of any Transferred Intellectual Property or Other Transferred Intellectual Property, or (B) alleging that the conduct of the Business was or is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any third party, in either case (A) or (B) , that has not been resolved;

(iv)              to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property or Other Transferred Intellectual Property which would result in potential damages in excess of two hundred fifty thousand (250,000) euro;

(v)                all registration or application fees legally required to maintain the Registered IP Rights have been paid, all legally required renewal applications have been filed and all other steps legally required for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the use of such Registered IP Rights or otherwise be material to the Business;

(vi)              since the date which is three (3) years prior to the Put Option Date, none of the Transferred Companies and Arkema France has made any written claim against any Person asserting that such Person infringes, misappropriates or otherwise violates any of the Transferred Intellectual Property or Other Transferred Intellectual Property and for a stated amount in excess of two hundred fifty thousand (250,000) euro.

(d)                Except as disclosed on Schedule 2.6(d): Arkema France and the Transferred Companies have taken steps reasonable under the circumstances to protect, enforce and maintain the Transferred Intellectual Property and Other Transferred Intellectual Property. Each current and former employee, consultant, and contractor of Arkema France and the Transferred Companies has entered into a valid and enforceable written agreement with Arkema France or the applicable Transferred Company (x) assigning sole and exclusive ownership to Arkema France or such Transferred Company (pursuant to a present assignment) all Intellectual Property Rights conceived, reduced to practice, created or otherwise developed by such Person within the scope of such Person’s duties to Arkema France or such Transferred Company and (y) pursuant to which such Person is bound to maintain and protect the confidentiality of the trade secrets and confidential information, and to prohibit such Person from using or disclosing trade secrets or other confidential information of Arkema France and the Transferred Companies; in each case, all in accordance to all applicable Laws (the “Employee/Contractor IP Agreements”). To the Knowledge of Sellers, no current or former employee, consultant, or contractor of Arkema France or the Transferred Companies is in violation of any such agreement.

(e)                Schedule  2.6(e) sets forth a list of all Contracts to which any of the Transferred Companies and Arkema France, as applicable, is a party as of the Put Option Date (“IP Agreements”):

(i)                 pursuant to which any of the Transferred Companies and Arkema France uses, licenses, or has the right to use any Intellectual Property Right owned by a third party which is material to the Business as conducted as of the Put Option Date, other than non-exclusive licenses for commercially available, unmodified, off-the-shelf software on generally available, non-discriminatory pricing;

(ii)               pursuant to which any of the Transferred Companies and Arkema France (with respect to the Transferred Intellectual Property or Other Transferred Intellectual Property) has granted to a third party a license or similar right to use any of the Transferred Intellectual Property or Other Transferred Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business;

(iii)             entered into to settle or resolve any conflict or dispute that restricts the Transferred Companies’ or Arkema France’s ability to practice, use, register, or enforce any of the Transferred Intellectual Property or Other Transferred Intellectual Property, including, as applicable, coexistence agreements, consent agreements, and settlement agreements; or

(iv)              relating to the development of any material Intellectual Property Rights owned by the Transferred Companies (but excluding Employee/Contractor IP Agreements); or.

(f)                 Each Transferred Company and Arkema France (and each Person acting on behalf of such Transferred Company or Arkema France) (x) complies with, and has complied with during the last three (3) years preceding the Put Option Date, all Data Security Requirements in all material respects and (y) has not received, or to the Knowledge of Sellers, otherwise been subject to, any written complaints, notices, audits, proceedings, investigations or claims by any other Person (including any Governmental Authority) regarding any actual or potential violation of any Data Security Requirements. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated herein and the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. None of the Transferred Companies or Arkema France has, during the last three (3) years preceding the Put Option Date, experienced any breach of security or other data security incident, including any that would require notification of individuals or any Governmental Authority under any Data Security Requirement, and none of the Transferred Companies or Arkema France has received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect thereto.

(g)                The Transferred Companies (i) have all necessary rights to use the Computer Systems used in the conduct of the Business (taking into account the services received through the Ancillary Agreements) and (ii) use commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems used in the conduct of the Business and to prevent any unauthorized use, access, interruption, or modification of the Computer Systems. In the last three (3) years, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or interruption in or to the conduct of the Business. The Transferred Companies maintain commercially reasonable disaster recovery plans, procedures and facilities in connection with the conduct of the Business and act in compliance therewith in all material respects.

2.7               Compliance with Law. Except as disclosed on Schedule  2.7, during the past three years:

(a)                to the Knowledge of the Sellers, the operations of the Transferred Companies and the Business are and have been conducted in compliance with all applicable Laws and Judgments in all material respects; and

(b)                none of the Transferred Companies or, to the Knowledge of the Seller, their Affiliates, has received written notice from a Governmental Authority, which remains outstanding, of any material violation of any Law or of any material default with respect to any Judgment applicable to any of the Transferred Companies or the Business.

2.8               Permits. Except as disclosed on Schedule  2.8, each of the Transferred Companies and the Business has all material Governmental Authorizations required for the conduct of the Business as conducted on the Put Option Date and all such Governmental Authorizations are, and have been during the last three (3) years, in full force and effect, and no claim or Proceeding is pending or, to the Knowledge of the Sellers, threatened in writing to revoke or limit any such Governmental Authorization. The operations of the Transferred Companies and the Business are and have been, during the last three (3) years, in material compliance with such Governmental Authorizations.

2.9               Environmental Matters.

(a)                Schedule 2.9(a) sets forth a complete list of the facilities operated by the Transferred Companies which are subject to: (w) Federal or State environmental permits in the United States, (x) permits granted in application of the European Seveso Directive or the European Industrial Emission Directive, (y) the legislation related to facilities classified for the protection of the Environment (ICPE) in France, or (z) equivalent permits in any jurisdiction other than the United States and the European Union.

(b)                Except as disclosed on Schedule 2.9(b):

(i)                 the operations of the Business and each of the Transferred Companies are, and for the last three (3) years have been, conducted in compliance with all Environmental Laws and environmental permits applicable to the Business in all material respects;

(ii)               in the last three (3) years (or earlier if unresolved or outstanding), none of the Transferred Companies has received written notice or report from any Governmental Authority of any material violation of, or material liability under any Environmental Law and environmental permits by it;

(iii)             all Governmental Authorizations required to be obtained by any of the Transferred Companies under Environmental Laws in order to conduct the Business as conducted on the Put Option Date have been obtained and each Transferred Company are, and for the last three (3) years has been, in compliance in all material respects with the terms and conditions of such Governmental Authorizations;

(iv)              none of the Transferred Companies has treated, sold, distributed, marketed, produced, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials so as to give rise to material liability (contingent or otherwise) under any Environmental Law;

(v)                there is no Proceeding arising under Environmental Law pending or, to the Knowledge of the Sellers, threatened in writing against any of the Transferred Companies involving a claim for a stated amount in excess of two hundred fifty thousand (250,000) euro;

(vi)              none of the Transferred Companies has assumed, become (or may become, pursuant to any Governmental Authorization applicable to the Transferred Companies) subject to, or provided an indemnity with respect to any material liability of any other Person relating to any Environmental Law; and

(vii)            Sellers and the Transferred Companies have made available to Purchaser copies of all environmental reports and other environmental, health or safety documents, issued within the 36 months preceding the Put Option Date, which report on or describe material Environmental Liabilities of the Transferred Companies in their possession or reasonable control.

2.10           International Trade and Anti-Corruption.

(a)                None of the Transferred Companies, nor any of their respective officers, directors, or employees, nor to the Knowledge of the Sellers, any agent or other third party representative acting on behalf of any of the Transferred Companies, is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in an Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)                None of the Transferred Companies, nor any of their respective officers, directors, or employees, nor to the Knowledge of the Sellers, any agent or other third party representative acting on behalf of the Transferred Companies, has made, in the last three (3) years, any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official violation of any Anti-Corruption Laws.

(c)                During the three (3) years prior to the date hereof, none of the Transferred Companies has, in connection with or relating to the Business, (i) received from any Governmental Authority any written notice, inquiry, or allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

2.11           Proceedings.

(a)                Except as disclosed on Schedule  2.11, there are no current and have been for the past three (3) years, no Proceeding pending or, to the Knowledge of the Sellers, threatened against any of the Transferred Companies or in respect of the Business involving a claim for a stated amount in excess of two hundred fifty thousand (250,000) euro.

(b)                No enforceable (exécutoire) or final Judgment has been rendered against any of the Transferred Companies which has not been satisfied.

2.12           Material Contracts.

(a)                Schedule 2.12(a) sets forth a list of all the following Contracts primarily related to the Business (the “Material Contracts”):

(i)                 franchise, distribution and export/import Contracts involving in calendar year 2019 payment by Business of an aggregate amount in excess of one million (1,000,000) euros (excluding value added Tax, sales Tax or similar Taxes);

(ii)               agency Contracts involving in calendar year 2019 payment by the Business of an aggregate amount in excess of fifty thousand (50,000) euros (excluding value added Tax, sales Tax or similar Taxes);

(iii)             Contracts that materially limit the ability of the Business which is a party thereto to compete with any third party or in any material line of business or in any geographic area (other than any grant of exclusivity to a third party pursuant to the Contracts disclosed in Schedule 2.12(a) (i) and (ii);

(iv)              material research and development Contracts;

(v)                IP Agreements;

(vi)              Contracts with the ten (10) most significant customers of the Business (taken as a whole) (determined by aggregate sales for the twelve (12) month period ending on September 30, 2020) (the “Significant Customers”) which does not already qualify as a Material Contract under any other sub-paragraph of this paragraph (a);

(vii)            Contracts with the ten (10) most significant suppliers of the Business (taken as a whole) (determined by aggregate expenditures for the twelve (12) month period ending on September 30, 2020) (the “Significant Suppliers”);

(viii)          toll manufacturing Contracts;

(ix)              Contracts relating to storage and transport of Products involving in calendar year 2019 payment by the Transferred Company which is a party thereto of an aggregate amount in excess of five hundred thousand (500,000) euros (excluding value added Tax, sales Tax or similar Taxes) and which does not already qualify as a Material Contract under any other sub-paragraph of this paragraph (a);

(x)                material platform services Contracts;

(xi)              guarantees of the obligations of other Persons (other than another Transferred Company) by any of the Transferred Companies after the Put Option Date;

(xii)            any CBA;

(xiii)          any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority;

(xiv)          partnership or joint venture agreements;

(xv)            any Contract granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any ownership interests or material assets of the Business (excluding the sale of Inventory in the ordinary course of business).

(xvi)          any Contract involving or requiring the disposition, sale or purchase of any material assets or properties (including capital stock).

(xvii)        any Contract under which the Business has (A) created, incurred or assumed any indebtedness with an outstanding amount in excess of EUR 500,000 outstanding, (B) granted an Encumbrance (other than a Permitted Encumbrance) on any material Transferred Asset, any Transferred Equity Interests or any material asset of a Transferred Company; and

(xviii)      any Contract for the acquisition or disposal, by a Transferred Company or the Business, of machinery and equipment requiring the payment of an amount in excess of EUR 100,000 per piece of capital equipment or fixed asset, as the case may be.

(b)                Except as disclosed on Schedule 2.12(b), with respect to Material Contracts (other than CBA):

(i)                  each Material Contract is in full force and effect, and is a valid and binding agreement of the Transferred Company which is a party thereto;

(ii)                materially correct and complete copies of all Material Contracts, including all amendments, modifications and supplements thereof, have been made available to Purchaser. To the Knowledge of Sellers, no written notice has been received from any party to a Material Contact that such party will stop, materially decrease the rate of, or materially change the terms with respect to supplying or acquiring materials, products or services to or from the Business except in the ordinary course of business;

(iii)              none of the Transferred Companies is in default or in breach of a material obligation under any Material Contract, which default remains unremedied and, to the Knowledge of Sellers, no other party thereto is in default or in breach of a material obligation under any Material Contract.

(c)                Except as disclosed on Schedule 2.12(c), none of the Material Contracts (other than CBA) to which any of the Transferred Companies is a Party may be terminated by the other party thereto as a direct result of the consummation of the Transaction.

2.13           Insurance.

(a)                Schedule  2.13 sets forth a list of all material insurance policies maintained by, or benefiting to, the Transferred Companies as of the Put Option Date, all of which will cease to benefit to the Transferred Companies as from the Closing Date in accordance with Section 6.14 of the SPA.

(a)                All such policies are in full force and effect and none of the Transferred Companies is in material default under such policies that would result in the termination of any such policy or the modification of the terms thereof in an adverse manner for the Transferred Companies.

2.14           Personal Property; Title.

(a)                Except as set forth on Schedule 2.14, each of the Transferred Companies has good title to (free and clear of all Encumbrances except for Permitted Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets included in the Transferred Assets which are material for the conduct of the Business as conducted as of the Put Option Date and the Closing.

(b)                To the Knowledge of the Sellers, all such assets are in reasonably good maintenance within the standards applicable to the industry of the Business, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

2.15           Sufficiency of Assets. Except as disclosed in Schedule 2.15 and taking into account the Excluded Assets and the rights to be made available to the Purchaser or the Transferred Companies under the Ancillary Agreements and the Remaining Intragroup Agreements, (i) the Transferred Assets to be transferred to the NewCos in accordance with the Pre-Closing Reorganizations, (ii) the assets, properties and rights owned or used by Altuglas International and Altuglas International Denmark and (iii) the Transferred Intellectual Property constitute all assets, properties and rights used to conduct the Business in all material aspects as conducted by the Business on the Put Option Date.

2.16           Employment Matters.

(a)                Schedule 2.16(a) sets forth a complete list (on an anonymous basis) as of November 30, 2020 of each Eligible Transferred Employee, along with his or her place of employment, date of hiring, employing entity, exempt or non-exempt classification under the Fair Labor Standard Act (as applicable), his or her active or inactive status and his or her base gross monthly remuneration (or hourly rate, as applicable) and annual gross remuneration for the calendar year 2019.

(b)                Except as disclosed on Schedule  2.16(b), as at the Put Option Date:

(i)                 there are no Contracts, plans or other arrangements by which any of the Transferred Companies are bound, which contain any “change of control” provisions with respect to any of the directors, officers or employees of the Transferred Companies or the Eligible Transferred Employees; and

(ii)               neither the execution of the SPA nor the consummation of the transactions contemplated thereby could, either alone or in combination with any other event (including but not limited to a termination of employment): (a) entitle any Eligible Transferred Employee to any increase in severance pay upon a termination of employment; (b) result in the acceleration of the time of payment or vesting of any such compensation or benefits of any Eligible Transferred Employee, (c) increase any benefits otherwise payable under any Benefit Plan, or (d) result in an obligation to fund (through a grantor trust or otherwise) or any other material obligation pursuant to any Benefit Plan.

(c)                Except as disclosed on Schedule  2.16(c), since July 1, 2020, none of the Transferred Companies has paid or agreed to pay any bonuses or made or agreed to make any material increase in the rate of wages, salaries or other remuneration of any of its directors or the Eligible Transferred Employees it employs, other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law or the applicable, CBA, employment agreement or Benefit Plan.

(d)                Except as disclosed on Schedule  2.16(d):

(i)                 the Transferred Companies are neither party to, nor bound by, any CBA which are applicable to the Eligible Transferred Employees or any other labor-related agreements or arrangements that pertain to any of the employees of the Transferred Companies;

(ii)               no Eligible Transferred Employees employed in the US or in Mexico are represented by any labor union, works council, or other labor organization with respect to their employment with the Transferred Companies;

(iii)             the Transferred Companies represent they have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any Eligible Transferred Employee, in connection with the execution of this Agreement or the SPA or consummation of the transactions contemplated by this Agreement or the SPA other than as contemplated in the Put Option Agreement; and

(iv)              all works councils, other labor organizations or other employee representative bodies have been established as required by applicable Law and the Transferred Companies have complied with the rights of such representative bodies and their obligations in relation thereto.

(e)                Except as disclosed on Schedule  2.16(c):

(i)                 in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Transferred Companies has made a demand for recognition, and there are no representation proceedings presently pending or, to the Knowledge of the Sellers, threatened in writing to be brought or filed with the U.S. National Labor Relations Board or any other labor relations tribunal or authority; and

(ii)               in the past three (3) years, there has been no actual or, to the Knowledge of the Sellers, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Transferred Companies.

(f)                 Schedule  2.16(f)(i) sets forth a true and complete list of all material Benefit Plans, by jurisdiction and Schedule 2.16(f)(ii) separately identifies all Business Plans.

(g)                Except as disclosed on Schedule  2.16(b)2.16(g), to the Knowledge of the Sellers, the Transferred Companies (i) are and have been for the last three (3) years in compliance in all material respects with all applicable labor, employment and employment practices Laws, and (ii) have in all material respects duly and timely fulfilled all payment obligations including wages, salaries, overtime payments, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law, Contract or company policy as well as any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation to its employees.

(h)                Except as disclosed on Schedule  2.16(h), no employee layoff, facility closure or shutdown (whether voluntary or by Judgment), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Transferred Companies has occurred within the past twelve (12) months or is currently, planned or announced, including as a result of COVID-19 or any Law, Judgment, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

(i)                 The Transferred Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the applicable Transferred Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. None of the Transferred Companies reasonably expects any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Transferred Companies, that, if known to the public, would bring the Transferred Companies into material disrepute.

(j)                 With respect to each material Seller Plan, the Data Room Documentation contains true and complete copies, to the extent applicable, of (i) the current plan document, the most recent summary plan description, or written summaries of the material terms, including any trust instruments and insurance Contracts forming a part of any such Seller Plan, and all material amendments thereto, and (ii) a copy of the most recent Internal Revenue Service determination, advisory or opinion letter or similar letter received from a Governmental Authority. With respect to each Business Plan, the Data Room Documentation contains a true and complete copy, to the extent applicable, of: (w) the current plan document (with all amendments thereto), or if unwritten, a written summary of the material terms of such plan; (x) the most recent actuarial report; (y) the most recent summary plan description (and any summaries of material modifications thereto); and (z) copies of any material non-routine correspondence with any Governmental Authority.

(k)                Each Benefit Plan has been established, administered, maintained and operated in all material respects in compliance with its terms and all applicable Laws. All contributions, payments, distributions, reimbursements or premiums required to be made by the Sellers or any of their Affiliates, including any Transferred Company, with respect to an Eligible Transferred Employee, with respect to any Benefit Plan have been timely made for all periods prior to the Closing, or if not yet due, properly accrued. There is no pending or, to the Knowledge of the Sellers, threatened, claim or Proceeding in writing relating to or against the Benefit Plans, except for routine claims for benefits. Each Benefit Plan that is intended to be qualified under Section 401(a) of the US Tax Code has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service, and nothing has occurred which could reasonably be expected to adversely affect the qualification of such Benefit Plan. No Transferred Company has any liability (whether or not assessed) for any penalty or Taxes under Section 4980B, 4980D, 4980H, 6721 or 6722 of the US Tax Code. There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the US Tax Code) or any breach of fiduciary duty with respect to any Benefit Plan that could result in liability to any Transferred Company or the Purchaser.

(l)                 Each Benefit Plan or any other plan, agreement or arrangement that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the US Tax Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the US Tax Code and no amount under any such plan, agreement or arrangement has been, or is expected to be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the US Tax Code.

(m)              No payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of any of the Transferred Companies who is a "disqualified individual" (as defined in Section 280G of the US Tax Code and the regulations thereunder) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the US Tax Code.

(n)                There is no Contract, agreement, plan or arrangement to which any of the Transferred Companies is bound to provide a gross-up or otherwise reimburse any current or former employee, director, service provider or other person for excise taxes paid pursuant to Sections 409A or 4999 of the US Tax Code.

(o)                Except as set forth on Schedule  2.16(o):

(i)                 no Benefit Plan is, and no Transferred Company has any current or contingent liability or obligation with respect to or under any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the US Tax Code (each a “Title IV Plan”); (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” (within the meaning of Section 413(c) of the US Tax Code or Section 210 of ERISA); or (iv) plan or arrangement that provides for retiree or post-termination health or welfare benefits to any Person other than as required by Section 4980B of the US Tax Code or any similar Law for which the recipient pays the full cost;

(ii)               no Transferred Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the US Tax Code with any other Person.

(p)                With respect to each Title IV Plan and except as disclosed in Schedule  2.16(p): (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years, or is expected to occur whether as a result of the transactions contemplated by this Agreement, the SPA or otherwise; (ii) the minimum funding standard under Section 430 of the US Tax Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the US Tax Code have been timely made; (iv) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (v) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (vi) no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the US Tax Code or has been required to apply any of the funding-based limitations under Section 436 of the US Tax Code; (vii) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (viii) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan;

(q)                With respect to any Benefit Plan that is maintained outside the jurisdiction of the United States and covering Eligible Transferred Employees or any other current or former employees, officers or directors of a Transferred Company located outside of the United States (each a “Foreign Plan”) that is a Benefit Plan:

(i)                 if it is required to be registered, it has been registered (and, where applicable, accepted for registration) and has been maintained in good standing in all material respects, to the extent applicable, with applicable Governmental Authority;

(ii)               all employer and employee contributions required by Law or by its terms have been timely made, or, if applicable, accrued in accordance with normal accounting practices in all material respects; and

(iii)             except as set forth on Schedule 2.16(q)(iii), it is not a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or it has no unfunded or underfunded liabilities.

All contributions required to have been made by or on behalf of the Transferred Companies with respect to plans or arrangements maintained or sponsored by a Governmental Authority have been timely made or fully accrued in all material respects.

2.17           Customers and Suppliers. Schedule 2.17 sets forth a list of the Significant Customers and the Significant Suppliers. Except as disclosed in Schedule 2.17, no Significant Customer or Significant Supplier has notified, on or during the 6-month period prior to the Put Option Date, any of the Transferred Companies in writing of its intention to (A) terminate its business with the Transferred Companies or their Affiliates with respect to the Business or (B) substantially reduce the business transacted with the Transferred Companies or their Affiliates with respect to the Business (it being specified that for the purposes of this sub-clause (B), “substantially reduce” shall mean to reduce the expected volume of business for the twelve (12) months following the Put Option Date by more than 20% compared to the twelve (12) months prior to such date, and excluding reductions in rates of purchase and supply in the ordinary course of business).

2.18           Transactions with Affiliates. Except the Remaining Intragroup Agreements, the Pre-Closing Reorganization Arrangements, the Ancillary Agreements and the French Exit Agreement, there will be no material Contracts between any Transferred Company, on one side, and any member of the Arkema Group on the other in force as of immediately after the Closing.

Article III
REPAYMENT OBLIGATION

3.1               Repayment Obligation; Limitation on Quantum.

(a)                Except for claims involving fraud or willful misconduct (dol), from and after the Closing and subject to the provisions of this Article III, the Sellers shall pay to the Purchaser, as a partial repayment of the Purchase Price, the amount of all Damages actually suffered by the Purchaser or any Transferred Company as a result of any inaccuracy or breach of any representation or warranty of the Sellers set forth in Article II, provided that the aggregate liability of the Sellers in respect of all claims under this Agreement shall not exceed one euro (€1.00).

(b)                Without prejudice to any rights of the Purchaser under the W&I Insurance Policy, from and after the Closing, the right to repayment provided for in this Section 3.1 shall be the exclusive remedy of the Purchaser for any inaccuracy or breach of any representation or warranty of the Sellers set forth in Article II.

(c)                The Purchaser represents and warrants to the Sellers that the W&I Insurance Policy shall be without recourse against any of the Sellers and shall indemnify and hold harmless any of the Sellers or their Affiliates in connection with any claim or action of the W&I Insurers or any of its Affiliates in connection with this Agreement, the SPA or the transactions contemplated under this Agreement or the SPA.

(d)                All payments made by the Sellers to the Purchaser pursuant to this Article III shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

3.2               Time Limits for Claims.

(a)                Without prejudice to any rights of the Purchaser under the W&I Insurance Policy, the liability of the Sellers under Section 3.1 shall terminate on the date which is:

(i)                 five (5) years after the Closing Date in respect of any claim for indemnification in respect of a breach of a representation or warranty contained in Sections 2.4 (Tax Matters), Section 2.15 (Employment Matters) and Section 2.9 (Environmental Matters); and

(ii)               three (3) years after the Closing Date in respect of any claim for indemnification in respect of a breach of representation or warranty other than those contained in Section 2.4 (Tax Matters), Section 2.9 (Environmental Matters) or Section 2.15 (Employment Matters);

unless prior to such date the Purchaser has notified the Sellers’ Agent of a claim thereunder.

(b)                Any claim made by the Purchaser against the Sellers under Section 3.1 which is not satisfied, settled or withdrawn within six (6) months of the date of delivery of the initial claim notice relating to such claim shall be deemed to have been withdrawn (and the Purchaser shall not be permitted to make any new or additional claims in respect of any event, fact, matter, circumstance or omission which gave rise to such initial claim) unless legal proceedings in respect of such claim have been commenced against the Sellers prior to such time pursuant to Section 4.14 and are being diligently prosecuted by the Purchaser.

3.3               Payment. Without prejudice to any rights of the Purchaser under the W&I Insurance Policy, no amount shall become due and payable by the Sellers to the Purchaser (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability; and (y) in respect of any claim made by a third party, unless and to the extent that the Purchaser or the relevant Transferred Company is under the obligation to immediately pay the relevant Damages to the relevant third party as a result of a final non-appealable Judgment of a court of competent jurisdiction, a final non-appealable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties.

3.4               Exclusions. Without prejudice to any rights of the Purchaser under the W&I Insurance Policy, the Sellers shall not have any liability under this Article III for any Damages resulting from or arising out of:

(a)                any event, fact, matter, circumstance or omission which was Fairly Disclosed in the SPA, this Agreement (including, for the avoidance of doubt, any Schedule hereto but excluding any Updated Disclosure, except to the extent set forth in Section 3.5 (further exclusions) below) or Fairly Disclosed in the Disclosed Information;

(b)           the passing of, or any change in, any Law or administrative practice of any Governmental Authority, in any such case not actually in force as of (i) the Put Option Date (even if retroactive in effect) (in respect of representations and warranties granted as of the date of the Put Option Date), (ii) the date of this Agreement (even if retroactive in effect) (in respect of representations and warranties granted as of the date of this Agreement) and (iii) the Closing Date (even if retroactive in effect) (in respect of representations and warranties granted as of the date of the Closing Date), including, in each case of the foregoing causes (i), (ii) and (iii), any increase in the Tax rates in effect at the Put Option Date, the date of this Agreement or the Closing Date, as applicable, or imposition of any Tax not in effect at the Put Option Date, the date of this Agreement or the Closing Date, as applicable.

3.5               Further Exclusions.

(a)                The Sellers shall not have any liability for any Damages resulting from or arising out of breach of the representations and warranties given as of the date of this Agreement or as of the Closing Date to the extent of any event, fact, matter, circumstance or omission which was Fairly Disclosed in the Updated Disclosure, provided, however, that such event, fact, matter, circumstance or omission shall not constitute an exception to the representations and warranties granted as of the date of the Put Option and therefore shall not limit in any way the liability of the Sellers and hence the Purchaser’s right for indemnification in case of breach of the representations and warranties granted as of the date of the Put Option, subject always to the limitations set forth in this Agreement.

(b)                In addition, not earlier than one (1) Business Day prior to the Closing Date, the Sellers' Agent shall provide to the Purchaser an update to the Updated Disclosure reflecting any new event, fact, matter, circumstance or omission which occurred between the date hereof and the Closing Date which renders any representations or warranties granted in this Agreement untrue or inaccurate, it being specified however that such update shall constitute a valid exception to such representations and warranties given as at the Closing Date but shall not constitute an exception to the representations and warranties granted in the Warranty Agreement as of the date of the Put Option or as of the date of this Agreement and therefore shall not limit in any way the liability of the Sellers and hence the Purchaser’s right for indemnification in case of breach of the representations and warranties granted as of the date of the Put Option or the date of this Agreement, subject always to the limitations set forth in this Agreement.

3.6               Local Sale Agreements and Pre-Closing Reorganization Arrangements

(a)                Without prejudice to any rights of the Purchaser under the W&I Insurance Policy, and  notwithstanding anything to the contrary  provided under the Ancillary Agreements (excluding the IP Short Form Assignment Agreement) or the Pre-Closing Reorganization Arrangements, the representations and warranties made by the Sellers under Article IV of the SPA and Article II are the only representations and warranties granted by the Sellers to the Purchaser in connection with the Transferred Companies, the Transferred Intellectual Property and the Business and the Purchaser and its Affiliates shall not be entitled to any claim for indemnification from the Sellers or their Affiliates in connection with the Transferred Companies, the Transferred Intellectual Property and the Business other than as provided under and subject to the terms and conditions of this Agreement, the SPA or the IP Short Form Agreement. For the avoidance of doubt, nothing in this Section 3.6(a) shall restrict the rights of the Purchaser and the Transferred Companies under the Ancillary Agreements (other than the Local Sale Agreements).

Article IV
MISCELLANEOUS

4.1               Termination.

(a)                This Agreement may be terminated, at any time prior to the Closing, by the written agreement of the Purchaser and the Sellers’ Agent.

(b)                This Agreement shall also automatically terminate upon termination of the SPA in accordance with its terms.

(c)                Upon any termination of this Agreement pursuant to paragraphs (a) or (b) of this Section 4.1, all further obligations of the Parties hereunder, other than pursuant to Section 4.2 (Confidentiality), 4.3 (Costs and Expenses) and 4.14 (Governing Law and Submission to Jurisdiction), or as provided in the Confidentiality Agreement, shall terminate.

4.2               Confidentiality.

(a)                Each of the Parties shall treat (and shall direct its directors, officers, employees, agents, professional advisors and other representatives to treat) and shall cause its Affiliates to treat (and that each of its Affiliates shall direct its directors, officers, employees agents professional advisors and other representatives to treat) the contents of this Agreement and the other Transaction Documents as confidential and shall refrain from disclosing such information, in whole or part, to any Person without the consent of the other Party (or the disclosing party, as applicable) except to the extent necessary for enforcement hereof or as otherwise required by Law or the rules of any stock exchange or requested by any Governmental Authority (in which case, to the extent practicable and permitted, the disclosing Party shall give prior written notice to the other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection); provided however, that (x) the Purchaser may disclose and provide copies of this Agreement and the other Transaction Documents to its financing sources, its insurance broker and the W&I Insurers and to its and their respective professional advisors, and (y) the Seller may disclose and provide copies of this Agreement and the other Transaction Documents to its Affiliates and to its and their respective professional advisors, provided that, in each case, such Persons shall have agreed to maintain the confidentiality of this Agreement and such other Transaction Documents in accordance with the terms of this Section 4.2 or shall otherwise be legally obligated not to disclose and to keep the contents of this Agreement confidential.

(b)                The undertakings set forth in this Section 4.2 shall survive for a period of five (5) years following the Closing.

4.3               Costs and Expenses. Whether or not the transactions contemplated by the SPA are consummated, except as otherwise expressly provided in the SPA, the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated in this Agreement and the SPA. For the avoidance of doubt, both Parties expressly recognize that none of these costs and expenses were or will be taken into account in determining the Purchase Price.

4.4               Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

4.5               Unforeseeability.

(a)                Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of any fluctuation or change of interest rates or market conditions).

(b)                Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

4.6               Specific Performance. Notwithstanding anything to the contrary in this Agreement, the Purchaser expressly acknowledges and agrees that the Sellers may seek specific performance in the event of a breach by the Purchaser of its obligations under this Agreement in accordance with the provisions of article 1221 of the French Civil Code (Code Civil). The Purchaser further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil).

4.7               Express Waivers. The Purchaser expressly and irrevocably waives (i) any right it may have under articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated under this Agreement and the SPA having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1130 et seq., 1190, 1602, 1626, 1641 and 1643 of the French Civil Code (Code Civil), and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

4.8               Sellers’ Agent.

(a)                The Sellers hereby irrevocably and exclusively appoint Arkema France as their sole representative (the “Sellers’ Agent”), with full power and authority to, in their name, place and stead, take all actions permitted or required to be taken by them pursuant to this Agreement, including:

(i)                 receive notices under this Agreement;

(ii)               receive any payments made by the Purchaser under this Agreement and allocate any such payment between the Sellers;

(iii)             deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement;

(iv)              amend the terms of this Agreement, to the extent such amendment does not materially affect one Seller more than the other Sellers;

(v)                handle, contest, dispute, compromise, adjust, settle or otherwise deal with any and all claims by or against or disputes with the Purchaser under this Agreement; and

(vi)              more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Section 4.1).

(b)                Any act or decision taken by the Sellers’ Agent in accordance with this Agreement shall bind each of the Sellers.

(c)                References to the “Sellers’ Agent” appearing herein shall be deemed to be qualified by the phrase “(on behalf of each of the Sellers)”, provided that the Sellers’ Agent’s so acting as the agent for each of the Sellers neither implies that the Sellers’ Agent shall be deemed to be liable for any obligations of a Seller hereunder nor to establish any joint and several liability among the Sellers.

(d)                The Sellers’ Agent shall not bear any liability whatsoever, to either any of the Sellers or the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of willful misconduct (faute intentionnelle).

4.9               Notices.

(a)                All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be:

(i)                 sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or registered mail (such as French lettre recommandée avec accusé de réception);

(ii)               sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or registered mail (such as French lettre recommandée avec accusé de reception)); or

(iii)             delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient,

(b)                provided that, unless the context requires otherwise, any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received at 9 a.m. (local time in the place of receipt) on the next Business Day) to the relevant Party at its address set forth on Annex  4.9.

(c)                Any notice, demand or other communication made in accordance with paragraph (a) above shall be deemed to have been duly given or made as follows:

(i)                 if sent by an overnight courier service of recognized international standing or registered mail (such as French lettre recommandée avec accusé de reception), on the date of the first presentation of the courier or mail;

(ii)               if sent by email, on the date indicated on such email; and

(iii)             if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient.

(d)                A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Section 4.9 in accordance with provisions of this Section 4.9, provided that such notification shall only be effective:

(i)                 on the date specified in the notification as the date on which the change is to take place; or

(ii)               if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

4.10           Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement and understanding of the Parties with reference to the transactions set forth herein and therein and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof and thereof and all prior drafts of such documents, all of which are merged into the executed version of such documents; provided, however, that in the event of a conflict between this Agreement and any other Transaction Document (other than the SPA), the provisions of this Agreement shall govern. No prior drafts of any Transaction Document may be used to show the intent of the Parties in connection therewith and the transactions contemplated thereby or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

4.11           No Third Party Rights; Assignment.

(a)                This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that, except as expressly provided herein, none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties to this Agreement (including any current or former employees, any participant in any benefit plan, or any dependent or beneficiary thereof) any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(b)                Notwithstanding the provisions of paragraph (a) above, the Parties expressly agree that the Purchaser may assign or transfer, by way of security or charge, the right to receive any repayment of a portion of the Purchase Price or other payments hereunder to any direct or indirect provider of finance in connection with the debt financing of all or a part of the Transaction, provided that under no circumstance shall the obligations or liabilities of the Sellers be increased as a result of any such assignment or transfer.

4.12           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to effectuate the intent of the Parties hereunder.

4.13           Waivers and Amendments. No modification of, or amendment to, this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party entitled to grant such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

4.14           Governing Law and Submission to Jurisdiction.

(a)            This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof).

(b)           All disputes, controversies or claims (each a “Dispute”) arising out of or in connection with this Agreement which are not resolved by the Parties shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators (unless the Parties shall have expressly agreed in writing that a Dispute will be settled by one (1) arbitrator) appointed in accordance with the Rules. The two arbitrators nominated by the Parties shall agree upon the nomination of the third arbitrator, who shall be the Chair of the arbitral tribunal, within fifteen (15) days from the date upon which both of them have been duly confirmed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). If the two arbitrators nominated by the Parties fail to nominate a third arbitrator within the above-referenced fifteen (15) day period, the necessary appointment shall be made by the ICC Court in accordance with the Rules.

(c)            An arbitral tribunal constituted under this Section shall have exclusive jurisdiction over any challenge of a decision on the grounds that such decision constitutes or is based upon manifest error (erreur grossière).

(d)           The arbitral tribunal shall use its best efforts to render its final award as soon as is reasonably practicable. Without prejudice to such provisional remedies as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant injunctive relief and/or specific performance. The arbitral tribunal shall not have the power to decide the dispute as “amiables compositeurs”. The award of the arbitral tribunal shall be final and binding upon the Parties, and each Party hereby waives any and all rights to appeal or challenge the award insofar as such waiver can be validly made.

(e)            The place of arbitration shall be Paris, France. The English language shall be used throughout the proceedings, but documentary evidence in French may be submitted without translation.

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Made in Paris, on the date indicated on the first page of this Agreement, in two (2) originals, allocated as follows:

-	one (1) original, delivered to Arkema, for the Sellers, which acknowledge that they have a common interest for the purpose of article 1375 of the French Civil Code; and

-	one (1) original for the Purchaser.

ARKEMA acting in the name and on behalf of the Sellers

By:	/s/ Jérôme Schmidgen
	Name:	Jérôme Schmidgen
	Title:	Authorized Representative

[Signature page of the Warranty Agreement]

TRINSEO S.A.

By:	/s/ Angelo Chaclas
	Name:	Angelo Chaclas
	Title: A	uthorized Representative

[Signature page of the Warranty Agreement]